Exhibit 99.1

Mountain Lake Acquisition Corp. Announces the Separate Trading of its Class A Ordinary Shares and Rights Commencing February 3, 2025

NEVADA, Jan 29, 2025 (GLOBE NEWSWIRE) -- Mountain Lake Acquisition Corp. (NASDAQ: MLAC) (the “Company”) announced today that, commencing February 3, 2025, holders of the units sold in the Company’s initial public offering completed on December 16, 2024 may elect to separately trade the Class A ordinary shares of the Company and the rights included in such units on The Nasdaq Global Market (“Nasdaq”).

The Class A ordinary shares and rights that are separated will trade on Nasdaq under the symbols “MLAC” and “MLACR,” respectively. Those units not separated will continue to trade on Nasdaq under the symbol “MLACU.” Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into Class A ordinary shares and rights.

The units were initially offered by the Company in an underwritten offering. BTIG, LLC acted as sole book-running manager of the offering.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Mountain Lake Acquisition Corp.

Mountain Lake Acquisition Corp. is a blank check company newly incorporated as a Cayman Islands exempted company with limited liability for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company may pursue an initial business combination target in any business or industry or at any stage of its corporate evolution. The Company’s primary focus will be in completing a business combination with an established business of scale poised for continued growth, led by a highly regarded management team.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated use of the net proceeds of the offering and the Company’s search for an initial business combination. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Douglas Horlick
doug@mountainlakeacquisition.com
Mountain Lake Acquisition Corp.
930 Tahoe Blvd STE 802 PMB 45
Incline Village, NV 89451
(775) 204-1489